Exhibit 10.17

As of 9 April, 2010

Scynexis, Inc.

3501C Tricenter Boulevard

Durham, North Carolina 27713

Attention:	Yves Ribeill, Ph.D

  President and CEO

HSBC Bank USA, National Association (the “Bank”) is pleased to advise you that we are willing to make available to Scynexis Inc, (the “Borrower”) the committed facilities described below, subject to the terms and conditions set forth in this Letter Agreement. The following terms and conditions shall apply:

Section 1. The Revolving Facility

1.1 Advances; Availability; Use of Proceeds

(a) Advances. The Bank agrees, on the terms and conditions hereinafter set forth, to make advances (“Advances”) to the Borrower under a committed revolving credit facility (the “Revolving Facility”) in an aggregate principal amount up to but not exceeding USD10,000,000 (the “Revolving Commitment”) from and including the Effective Date (as defined in Section 4) to but not including 11 March, 2013 (the “Maturity Date”). Within said limit, amounts repaid may be reborrowed. Advances are to be outstanding as LIBOR Advances. For the purpose hereof, “LIBOR Advances” shall mean Advances whose interest rate is determined by reference to the LIBOR Interest Rate (as defined herein).

(b) Availability. The Borrower shall give the Bank a request for of each Advance hereunder as provided in Section 1.2 hereof. On the date specified for each Advance hereunder, the Bank shall, subject to the terms and conditions of this Letter Agreement, make available the amount of such Advance to the Borrower by depositing the same, in immediately available funds, in such account of the Borrower as the Borrower and the Bank may mutually agree.

(c) Use of Proceeds. The proceeds of the Revolving Facility shall be used for working capital provided that the Bank shall have no responsibility as to the use of such proceeds.

1.2 Manner of Borrowing. Requests for Advances shall be made by delivering to the Bank a request for advance in the form referred to in Exhibit I (a “Request for Advance”) not later than 12:00 noon New York City time two Business Days prior to any LIBOR Advance, Each Request for Advance shall be irrevocable and shall state (i) the amount of such Advance which shall be an amount of not less than USD50,000 and integral multiples of USD5,000 in excess thereof, (ii) the date of such Advance, which shall be a Business Day, (iii) the type of Advance and, (iv) the duration of the Interest Period (as defined herein) applicable thereto. For the purpose hereof, the term “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which commercial banks are authorized or required to close in New York City or London.

1.3 Renewals. Subject to the limitations set forth in this Section, the Borrower may continue any LIBOR Advance, in the same aggregate principal amount, by giving the Bank telephonic notice promptly confirmed in writing (which notice shall be irrevocable) no later than 12:00 noon New York City time at least two Business days prior to a continuation of the Advance, specifying (i) the renewal date; and (ii) the duration of the Interest Period applicable thereto. If the Bank does not receive the notice as specified above for the renewal of an Advance prior to the end of the Interest Period with respect thereto or if the Borrower selects an Interest Period which is not available under Section 1.8 hereof, then such Advance shall automatically be extended by the same Interest Period as the last Advance (subject to clause (a)(iv) of such Section).

1.4 Commitment Fee. The Borrower shall pay to the Bank a commitment fee on the unused portion of the Revolving Facility for the period from and including the Effective Date to but not including the Maturity Date, at a rate equal to 0.20% per annum. The commitment fee shall accrue daily and shall be payable in arrears on the last day of each quarter during the term of the Revolving Facility, commencing on the first such date after the Effective Date, and on any date the Revolving Facility is terminated.

1.5 Repayment of Principal. The Borrower agrees to repay the full outstanding principal of all unpaid Advances under the Revolving Facility on the Maturity Date. Borrower may prepay any and all Advances, in whole or in part (together with all interest accrued thereon) at any time prior to the Maturity Date, and from time to time, without penalty or premium, except as provided in Section 3.5 hereof.

1.6 Place and Manner of Payments. All payments hereunder shall be made in New York City in immediately available funds before 12:00 noon New York City time to an account at the Bank’s office at 452 Fifth Avenue, New York, New York 10018 or such other account or location as the Bank shall notify the Borrower of in writing. All payments shall be made free and clear and without deduction for any taxes, levies, duties, charges, counterclaims, set-offs or withholdings of any nature whatsoever. If any payment required to be made becomes due and payable on a day which is not a Business Day, then the due date thereof shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and the commitment fee (if applicable), as the case may be, provided, however, that if the result of such extension would be to extend such payment into another calendar month, then such payment shall be made on the immediately preceding Business Day.

1.7 [Intentionally Deleted].

1.8 Interest.

(a) Interest Period. As to any LIBOR Advance the Borrower may select an “Interest Period” of up to 90 days, provided that (i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iii) any Interest Period which begins on a date in the month for which there is no corresponding date in the month in which such Interest Period ends, shall end on the last Business Day of such month and (iv) any Interest Period which would commence prior to, and end after, the Maturity Date shall end on the Maturity Date.

(b) Rate of Interest. The Borrower agrees to pay interest on the unpaid principal amount of each Advance from the date made until the last day of the applicable Interest Period, at the following per annum rates subject to and in accordance with the terms of this Letter Agreement:

(i)	the “LIBOR Interest Rate” shall mean, for each Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined by the Bank to be equal to LIBOR (as defined herein) plus nine and one-half tenths of one percent (0.95%).

(ii)	“LIBOR” shall mean, with respect to each Interest Period (or Term Loan Interest Period, as applicable), the rate per annum quoted by the Bank at approximately 11.00 a.m. (London time) on the date two Business Days prior to the commencement of the relevant Interest Period (or Term Loan Interest Period, as applicable) for the offering to leading banks in the London Interbank market of United States Dollar deposits for an amount comparable to the relevant principal amount and for a period comparable to the relevant Interest Period of the Advance (or Term Loan Interest Period of the Term Loan, as applicable). Such LIBOR interest rates shall be fixed for the duration of each Interest Period (or Term Loan Interest Period, as applicable).

(c) Computation of Interest. Interest on Advances shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d) Interest Payment Dates. Interest shall be payable in arrears on the last day of the relevant Interest Period for each LIBOR Advance.

Section 2. The Term Facility

2.1 The Term Loan. The Bank agrees, on the terms and conditions hereinafter set forth, to make a term loan in a single disbursement on the Effective Date to the Borrower (“Term Loan”) under a committed term credit facility (the “Term Facility”, along with the Revolving Facility, the “Facilities”) in the principal amount of USD5,000,000.

2.2 Use of Proceeds. The proceeds of the Term Facility shall be used (i) first for payment of all amounts owing by the Borrower pursuant to or in connection with the agreements, transactions and other arrangements contemplated by A and B of the Exhibit II hereto and (ii) second for working capital. The Bank shall have no responsibility as to the use of such proceeds.

2.3 Repayment of Principal. The Borrower agrees to repay the full outstanding principal of the Term Facility on the Maturity Date. The Borrower may prepay the outstanding principal of the Term Facility, in whole or in part (together with all interest accrued thereon), at any time and from time to time, without premium or penalty, except as provided in Section 3.5 hereof.

2.4 Place and Manner of Payments. All payments under the Term Facility shall be payable in accordance with Section 1.6 hereof.

2.5 [Intentionally deleted]

2.6 Interest. The Borrower agrees to pay interest on the unpaid principal amount of the Term Loan outstanding during the period from the date the Term Loan is made until the Maturity Date at a per annum rate for each Term Loan Interest Period equal to LIBOR for such Term Loan Interest Period plus 0.95%. Interest on the Team Loan shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and shall be payable on the last day of each Term Loan Interest Period. “Term Loan Interest Period” shall mean, initially, the period commencing on the date the Term Loan is made and ending 90 days thereafter and thereafter the period commencing on the last day of the preceding Term Loan Interest Period and ending 90 days thereafter, provided that (i) the first day of a Term Loan Interest Period must be a Business Day, (ii) any Term Loan Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Term Loan Interest Period shall end on the next preceding Business Day, (iii) any Term Loan Interest Period which begins on a date in the month for which there is no corresponding date in the month in which such Term Loan Interest Period ends, shall end on the last Business Day of such month and (iv) any Term Loan Interest Period which would commence prior to, and end after, the Maturity Date shall end on the Maturity Date.

Section 3. Default Rate, Increased Costs, Illegality, Unavailability and Funding Loss

3.1 Default Rate. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any amount owing under this Letter Agreement, then interest shall accrue on such unpaid amount, and to the extent permitted by law, any unpaid interest thereon, from the due date until but not including the date on which such amount together with interest is paid in full at a default rate of interest (the “Default Rate”) equal to two percent (2.0%) per annum over the rate otherwise applicable. In no event shall the rate of interest, before or after default, be greater than the maximum rate permitted by law.

3.2 Increased Costs. The Borrower agrees to pay within 30 days of receipt of demand such amounts as the Bank may reasonably determine to be necessary to compensate it for any costs which the Bank reasonably determines are attributable to its making or maintaining the Revolving Facility or the Term Facility, or any reduction in the yield on or any amount receivable by the Bank hereunder in respect of the Term Loan or any Advances or its Revolving Commitment, resulting from its compliance with or any change after the date hereof in law or regulation or the adoption of any interpretation, guideline, directive or request (whether or not having the force of law) required by any court or governmental or monetary authority charged with the interpretation or administration thereof (such compensation to include without limitation an amount equal to any reduction of the rate of return on assets or equity to a level below that which the Bank would have achieved but for such law, regulation, interpretation, guideline, directive or request) which imposes, modifies or deems applicable any reserve, special deposit, capital adequacy, tax or similar requirements, relating to any extensions of credit or other assets of, or any deposits with or other liabilities of it (including the Term Loan or any of the Advances). The Bank’s certificate as to any amount payable under this Section 3.2 shall be conclusive and binding on the Borrower in the absence of evidence to the contrary. The provisions of this Section 3.2 shall survive the repayment of the Facilities.

3.3 Illegality. Notwithstanding any other provision in this Letter Agreement, and provided that the Bank will make a reasonable attempt to notify the Borrower as soon as possible thereof, if the Bank reasonably determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Bank (or its lending office) to (i) maintain its unfunded Revolving Commitment, then upon notice to the Borrower by the Bank the Revolving Commitment of the Bank shall terminate; or (ii) maintain or fund the Term Loan or the Advances, then upon notice to the Borrower by the Bank the outstanding principal amount of the Term Loan and Advances, together with interest accrued thereon, and any other amounts payable to the Bank under this Letter Agreement, shall be repaid (a) as soon as practicable upon demand of the Bank if such change or compliance with such request, in the reasonable judgment of the Bank, requires immediate repayment; or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

3.4 Unavailability. Notwithstanding anything to the contrary herein, if the Bank reasonably determines that: (i) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on the Term Loan or an Advance as provided in this Letter Agreement; or (ii) the relevant rates of interest referred to in the definition of LIBOR, upon the basis of which the rate of interest for the Term Loan or any such Advance is to be determined, do not accurately cover the cost to the Bank of making or maintaining the Term Loan or such Advances; then the Bank shall forthwith give notice thereof to the Borrower, whereupon (a) the obligation of the Bank to make such Advances (or to continue the Term Loan) shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (b) the Borrower shall repay in full the then outstanding principal amount of the Term Loan and each Advance, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable thereto.

3.5 Funding Loss Indemnification. The Borrower shall pay to the Bank, within 10 days of receipt of the request of the Bank, such amount or amounts as shall be sufficient (as reasonably calculated by the Bank) to compensate it for any actual loss, cost, or expense incurred as a result of:

(i)	Any payment of the Term Loan on a date other than the Maturity Date or an Advance on a date other than the last day of the Interest Period for such Advance, including but not limited to, acceleration of the Term Loan or the Advances by the Bank pursuant to Section 7 hereof; or

(ii)	Any failure by the Borrower to borrow (A) an Advance on the date of borrowing specified in the relevant notice under Section 1.2 or 1.3 hereof, or (B) the Term Loan on the Effective Date, as the case may be.

Section 4. Conditions Precedent

The obligation of the Bank to make the Term Loan and to make Advances to the Borrower is subject to and this Letter Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied or received by the Bank in a form and substance reasonably satisfactory to the Bank and its counsel:

(a) A signed original of this Letter Agreement;

(b) A certificate dated the Effective Date from the Secretary of the Borrower certifying (i) as to the incumbency and signature of each officer authorized to execute and deliver on behalf of the Borrower this Letter Agreement, and any other agreement, instrument, document or certificate to be furnished pursuant hereto and thereto, and (ii) that attached thereto are the true and complete copies of the Certificate of Incorporation and the By-Laws of the Borrower and all amendments thereto, and (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Letter Agreement, and related documents and transactions contemplated hereby and thereby;

(c) A Guaranty (the “Guaranty”) duly executed by Sanofi-Aventis SA (“Sanofi-Aventis”) in form and substance acceptable to the Bank;

(d) A duly completed request for term loan substantially similar to the form of Request for Advance; and

(e) Such other documents, and financial or other information as the Bank may reasonably request.

It is further agreed by the parties that the Bank will not make the Term Loan or any Advance unless as of the date of the Term Loan or such Advance and after giving effect thereto, (i) the representations and warranties set forth in Section 5 hereof are true and correct in all material respect as if made on and as of such date, and (ii) no Event of Default (as defined in Section 7), and no event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing. The making of the request for the Term Loan contemplated by Section 4(d) and each making of a Request for Advance shall constitute a certification by the Borrower as to the matters set forth in clauses (i) and (ii) above.

Section 5. Representations and Warranties.

The Borrower represents and warrants to the Bank that:

5.1 Organization, Etc. The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in good standing under the laws of the jurisdiction where the ownership of property or conduct of its business so requires and has all requisite corporate power to make and perform this Letter Agreement, and each related document; this Letter Agreement, and each related document have been duly authorized, executed and delivered by the Borrower and constitute its legal, valid and binding obligations, enforceable against the Borrower in accordance with their respective terms; and the making and performance of this Letter Agreement, and the related documents do not and will not violate any provision of the Borrower’s Certificate of Incorporation or By-laws, of applicable law or regulation, or of any agreement, instrument, order or judgment to which the Borrower is a party or by which the Borrower is bound, and no governmental licenses or approvals are necessary for such making and performance.

5.2 Financial Statements. The financial statements of the Borrower as furnished to the Bank from time to time are true, correct and complete (in all material respects) and have been prepared in accordance with generally accepted accounting principles applicable in the United States (“GAAP”), consistently applied, and present fairly the consolidated financial condition of the Borrower as of the date thereof and for the period covered thereby, including contingent liabilities of every kind, and since such date there has been no material adverse change in such financial condition or operations.

5.3 Litigation. Except as disclosed to the Bank in writing prior to the date of this Letter Agreement, there are no legal or arbitral proceedings or any other proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower which, if adversely determined, could have a material effect on the financial condition, operations or business of the Borrower.

5.4 Solvency. At the time of making of the Term Loan and each Advance and after giving effect thereto, the Borrower will be solvent.

5.5 Use of Credit. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of the Term Loan or any Advance hereunder will be used to buy or carry any margin stock (as so defined).

5.6 Investment Company Act. Neither the Borrower nor any of its subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.7 Foreign Assets Control Regulations. None of the execution, delivery and performance of this Letter Agreement, nor its use of the proceeds of the Term Loan or the Advances made hereunder, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 6. Covenants.

So long as the Term Loan or any Advance shall remain unpaid or any other amount under this Letter Agreement is due and payable, or the Bank shall have any commitment under this Letter Agreement, the Borrower covenants that:

6.1 Financial Statements and Reports. It shall deliver to the Bank:

(a)(i) as soon as available, but in any event within 150 days of the end of each fiscal year the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its subsidiaries as of the end of and for such fiscal year, each prepared in accordance with GAAP, (ii) in the case of the financial statements referred to in the foregoing clause (i), a certification by accountants reasonably satisfactory to the Bank to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP, consistently applied;

(b)(i) as soon as available, but in any event within 45 days of the end of each fiscal quarter the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its subsidiaries as of the end of and for such fiscal quarter, each prepared in accordance with GAAP, (ii), and (ii) in the case of the financial statements referred to in the foregoing clause (i), a certification by the chief financial officer of the Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the, Borrower and its subsidiaries on a consolidated basis in accordance with GAAP, consistently applied (subject to normal year-end adjustments);

(c) at the same time as the financial statements required above for the Borrower are delivered, a certificate signed by the Borrower’s chief financial officer to the effect that no Event of Default hereunder or any other agreement to which the Borrower is a party or by which it is bound, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default (a “Default”), has occurred and is continuing;

(d) prompt written notice of the occurrence of any Default or Event of Default together with a statement of a senior officer of the Borrower satisfactory to the Bank setting forth the details of the event requiring such notice and any action taken or proposed to be taken with respect thereto; and

(e) promptly upon the Bank’s written request therefor, such financial data or information as the Bank may reasonably request.

6.2 Maintain Existence Etc. It will preserve and maintain its corporate existence, and all rights, franchises and privileges necessary for the conduct of its business in the jurisdiction of its incorporation and in all other jurisdictions where it conducts its business.

Section 7. Events of Default.

If any one or more of the following events (“Events of Default”) shall occur and be continuing, the Bank may terminate the Revolving Commitment and cease making any further Advances and the entire unpaid principal of the Term Loan and all Advances, together with accrued but unpaid interest thereon, and all other amounts payable hereunder may, by written notice to the Borrower, be declared immediately due and payable, whereupon the same shall become due and payable, without further notice or presentment, all of which are hereby waived; provided, however, if any of the Events of Default described in clause (f) of this Section 7 shall occur, then the Revolving Commitment shall automatically terminate and the entire unpaid principal of the Term Loan and all Advances, together with accrued but unpaid interest thereon, and all other amounts payable hereunder shall automatically be and become immediately due and payable without notice or demand, all of which are expressly waived:

(a)	default in the payment when due of any principal of the Term Loan or any Advance or any other amounts other than interest payable hereunder, or default in payment of interest when due on the Term Loan or any Advance within 3 days after such interest shall be due or payable; or

(b)	failure by the Borrower to (i) perform or observe any term, covenant or agreement contained in Section 6 hereof, or (ii) perform any other term, condition or covenant of this Letter Agreement or any related document, as the case may be, and in each case such failure shall remain unremedied for 30 consecutive calendar days; or

(c)

the Borrower shall (i) fail to pay any indebtedness for borrowed money of the Borrower, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (x) owed to the Bank or any of its affiliates or (y) owed to any person other than the Bank or one of its affiliates and in the case of this clause (y) in excess of $100,000, or (ii)

fail to perform or observe any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness prior to the stated maturity thereof; or

(d)	Sanofi-Aventis shall (i) fail to pay any indebtedness for borrowed money of Sanofi-Aventis, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (x) owed to the Bank or any of its affiliates or (y) owed to any person other than the Bank or one of its affiliates and in the case of this clause (y) in excess of $200,000,000, or (ii) fail to perform or observe any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate the maturity of such indebtedness prior to the stated maturity thereof for any amount exceeding $200,000,000; or

(e)	any representation or warranty made (i) by the Borrower in this Letter Agreement or any related document or in connection with the making of the Term Loan or the Advances or (ii) by Sanofi-Aventis in the Guaranty or (iii) in any certificate, statement or report made in compliance with this Letter Agreement shall prove to have been false in any material aspect when made; or

(f)	the Borrower or Sanofi-Aventis shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay, its debts as such debts become due; or shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction (for sake of clarity, other than, in the case of Sanofi-Aventis, dissolution in connection with a merger or reorganisation of Sanofi-Aventis whilst solvent), whether now or hereafter in effect; or shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of 30 days or more, or shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 30 days or more; provided that, in the case of Sanofi-Aventis, this provision shall apply in relation to any indebtedness of such entity, only if the relevant claim of the creditor thereof exceeds $200,000,000;

(g)	the Bank shall have determined in its reasonable determination that any condition exists or any event has occurred which constitutes or would result in (i) a material adverse change in the business, operations, assets or financial condition of the Borrower impairing the ability of the Borrower to perform its obligations hereunder or (ii) a material adverse change in the business, operations, assets or financial condition of Sanofi-Aventis impairing the ability of the latter to perform its obligations under the Guaranty; or

(h)	the Guaranty shall be revoked by Sanofi-Aventis or otherwise cease to be valid and enforceable or Sanofi-Aventis shall so assert in writing.

Section 8. Miscellaneous

8.1 Modifications, Waivers. No modification or waiver of or with respect to any provision of this Letter Agreement, or consent to any departure by the Borrower from any of the terms and conditions hereof or thereof, shall be effective unless it shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

8.2 Rights and Remedies Cumulative. No failure on the Bank’s part to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Letter Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.3 No Protest, Presentment, etc. The Borrower hereby waives presentment, demand for payment, protest, notice of dishonor, and any or all other notices or demands except as otherwise expressly provided for herein.

8.4 Notices. All notices, requests and other communications pursuant to this Letter Agreement shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested) or telex or telecopy, addressed as set forth below in this Letter Agreement, or at such other address as any party may notify to the other parties. Any notice, request or communication hereunder shall be deemed to have been given, if by hand delivery when delivered, or if by certified or registered mail upon receipt, or in the case of telex or telecopy notice when dispatched (and in the case of telex, when appropriate answerback received) addressed as aforesaid or at such other address as any party may notify to the other party (except that any request for Advances pursuant to Section 1.2 shall be effective when received).

If to the Borrower:	Scynexis, Inc. 3501C Tricenter Boulevard Durham, North Carolina 27713
	Attn:	Yves Ribeill, PhD President and Chief Executive Officer
	Tel:	(919) 544-8600
	Fax :	(919) 544-8697

If to the Bank:	HSBC Corporate Banking 452 Fifth Avenue New York, NY 10018
	Attn:	Sarah McClintock
	Tel:	(212) 525- 2497
	Fax:	(212) 642-0314

8.5 Choice of Law: Jurisdiction; Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE, WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. THE BORROWER IRREVOCABLY CONSENTS TO THE

NON- EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION BROUGHT TO ENFORCE ANY OF THE BANK’S RIGHTS HEREUNDER. THE BORROWER AND THE BANK HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

8.6 Successors and Assigns. This Letter Agreement shall be binding to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign or transfer its rights or obligations hereunder without the Bank’s prior written consent. The Bank may assign all or any part of the Term Loan or the Advances and its rights hereunder and related documents to an affiliate or another bank or other financial institution, provided that the Bank will not assign all or any part of the Term Loan or the Advances and its rights hereunder and related documents to a bank or a financial institution that is not an affiliate without the Borrower’s prior consent which consent shall not be unreasonably withheld. The Bank may furnish any information concerning the Borrower to actual or prospective assignees and participants, however, any financial information disclosed shall be required to be kept in the strictest confidence, to the extent permissible by law or regulation. The Bank may, from time to time in its sole and absolute discretion, change its lending office for the Term Loan or any Advance.

8.7 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any jurisdiction.

8.8 Right of Setoff. The Bank and any Bank affiliate is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any such Bank affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Letter Agreement held by the Bank or any such Bank affiliate, irrespective of whether or not the Bank or any such Bank affiliate shall have made any demand under this Letter Agreement and although such obligations may be unmatured. The rights of the Bank and Bank affiliates under this Section 8.8 are in addition to other rights and remedies (including other rights of setoff) which the Bank or Bank affiliates may otherwise have.

8.9 Costs, Expenses. The Borrower agrees to pay on demand all costs and expenses actual inclined by the Bank in connection with the preparation, execution, delivery, filing or enforcement of this Letter Agreement including, without limitation, the fees and out-of-pocket expenses of counsel for the Bank and all court costs.

8.10 Indemnification. The Borrower shall indemnify the Bank and each of its affiliates and their respective directors, officers, agents and advisors (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the execution or delivery of this Letter Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (b) the Term Loan or any Advance or the use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, the Borrower shall at all times indemnify, defend and hold the Indemnitees harmless from and against all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, arising in connection with the Bank’s or any Indemnitees’ action or failure to act with respect to telecopy instructions, except in the case of gross negligence or willful misconduct by the Bank or any Indemnitee.

8.11 Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Letter Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, the Term Loan or any Advance or the use of the proceeds thereof.

8.12 Headings. Section headings in this Letter Agreement are included herein for the convenience of reference only and shall not constitute a part of this Letter Agreement for any other purpose.

8.13 USA PATRIOT Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may he required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with said Act.

8.14 Maintenance of Records by the Bank. The Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to the Bank resulting from the Term Loan and each Advance in which it shall record (a) the amount of the Term Loan and each Advance made hereunder and the Maturity Date, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder and (c) the amount of any sum received by the Bank hereunder. The entries made in the records maintained pursuant to the paragraph shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan or the Advances in accordance with the terms of this Letter Agreement.

Please indicate your approval to the foregoing by executing and delivering to the Bank the enclosed copy hereof, whereupon this Letter Agreement shall be effective.

Very truly yours, HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Sarah McClintock
Name:	Sarah McClintock
Title:	Senior Vice President

The Borrower agrees to the foregoing terms and conditions and agrees to perform all of the obligations set forth in the foregoing Letter Agreement.

SCYNEXIS, INC.

By:	/s/ Brian Schwab
Name:	Brian Schwab
Title:	Chief Licensing Officer and Secretary

EXHIBIT I

FORM OF [REQUEST FOR ADVANCES]/

[INTEREST PERIOD CONTINUATION]

HSBC Bank USA, National Association

452 Fifth Avenue

New York, NY 10018

Attention: Donna Riley

Section Manager Agency Services

Telephone: 716-841-4178

Fax: 917-229-5285

Pursuant to Section [1.2]1 /[1.3]2 of the Letter Agreement dated as of 9 April, 2010 (the “Letter Agreement”) among Scynexis Inc. (the “Borrower”) and HSBC BANK USA, NATIONAL ASSOCIATION (the “Bank”), we hereby give you irrevocable notice that we request [an Advance]/[a continuation of an existing Advance (a “Rollover”)] under the Letter Agreement as follows:

1.	Amount of [Advance]/[Rollover]

2.	Date of [Advance]/[Rollover]

3.	Interest Period

We hereby certify that no Event of Default, and no event which with notice or lapse of time or both would become an Event of Default, has occurred and is continuing and that the representations and warranties contained in Section 5 of the Letter Agreement are true and correct in all material respects as of the date hereof.3

Capitalized terms used herein and not defined hall have the respective meanings given to them in the Letter Agreement.

Dated this          day of             , 20    .

SCYNEXIS INC.

By:
Name:
Title:

[1]	Insert in the case of a Request for Advance.
[2]	Insert in the case of a request only for a Continuation of an Interest Period.
[3]	To be included except where the request is solely for a Rollover.

EXHIBIT II

A.

The Debtor is a party to that certain Venture Loan and Security Agreement (the “Loan and Security Agreement”), dated July 14, 2006, by and among Debtor, Horizon Technology Funding Company LLC (“Horizon”) and Bridge Bank, N.A. (“Bridge Bank”), pursuant to which the Debtor granted Horizon and Bridge Bank a security interest in certain of its assets to secure the Debtor’s obligations pursuant thereto.

B.

The Debtor is a party to that certain Master Security Agreement No. 4081055 dated June 28, 2004 (the “Master Security Agreement”), as amended, by and between the Debtor and Oxford Finance Corporation (“Oxford”), pursuant to which the Debtor granted Oxford a security interest in certain of its assets to secure the Debtor’s obligations pursuant thereto.

AMENDMENT NO. 1 dated as of March 8, 2013 to the credit agreement referred to below (this “Amendment No. 1”), between SCYNEXIS, INC., a corporation organized under the laws of Delaware (the “Company”), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (the “Bank”).

WHEREAS, the Company and the Bank are party to a credit agreement dated as of April 9, 2010 (the “Existing Credit Agreement”), providing for revolving credit loans and a term loan to be made by the Bank to the Company in an aggregate principal amount of up to $15,000,000; and

WHEREAS, the parties hereto desire to amend the Existing Credit Agreement in certain respects, including to extend the maturity thereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise expressly defined herein, terms defined in the Existing Credit Agreement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below and to the accuracy, on the Effective Date (as defined below), of the representations and warranties contained in Section 3 below, the Existing Credit Agreement shall be amended as follows:

2.01. References. References in the Existing Credit Agreement to “this Letter Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

2.02. Extension of Maturity Date. Section 1.1(a) of the Existing Credit Agreement shall be amended by replacing the date “11 March, 2013” with the date “31 December, 2014”.

2.03. Interest Period. Section 1.8(a) of the Existing Credit Agreement shall be amended by adding the words “(as to which term a quotation for the London interbank offered rate is published)” following the words “90 days”.

Section 3. Representations and Warranties. The Company represents and warrants to the Bank that as of the date hereof both immediately prior to and after giving effect to this Amendment No. 1 (a) the representations and warranties of the Company set forth in the Existing Credit Agreement are true and correct on and as of the date hereof as if made on and as of the date hereof, as if each reference therein to “this Letter Agreement” included reference to this Amendment No. 1, and (b) no Event of Default or event which with notice or lapse of time or both would become an Event of Default, has occurred and is continuing.

Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Existing Credit Agreement set forth in said Section 2 shall become effective subject to the satisfaction of the following conditions precedent on or before March 11, 2013 (the first date upon which such conditions shall have been satisfied herein referred to as the “Effective Date”):

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4.01. Documents. The Bank shall have received the following documents, each of which shall be satisfactory to the Bank in form and substance:

(a) Amendment No. 1. An executed copy of this Amendment No. 1.

(b) Secretary’s Certificate. A certificate from the Secretary of the Company certifying (i) as to the incumbency and signature of each officer authorized to execute and deliver on behalf of the Company this Amendment No. 1, (ii) that attached thereto are the true and complete copies of the Certificate of Incorporation and the By-Laws of the Company and all amendments thereto, and (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Amendment No. 1 (or, in each case, written confirmation that such documents have not changed since those delivered in connection with the most recent amendment of the Existing Credit Agreement).

(c) Confirmation and Extension of Guaranty. A letter from Sanofi (formerly, sanofi-aventis) extending the expiration date of the Guaranty to January 30, 2015 and confirming that the Guaranty remains in full force and effect after giving effect to this Amendment No. 1.

Section 5. Miscellaneous. Except as otherwise expressly set forth herein, nothing in this Amendment No. 1 shall be deemed to constitute an amendment or modification of any provision of the Existing Credit Agreement. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. l to be duly executed and delivered as of the day and year first above written.

COMPANY SCYNEXIS, INC.

By:	/s/ Yves Ribeill
Name: Yves Ribeill
Title: CEO & President

BANK HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Courtney Wright
Name: Courtney Wright
Title: Vice President Multinationals #19791

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